Exhibit 99.1
Spectrum Sciences & Software Holdings Corp. Reports
Record 4th Quarter and Full-Year 2005 Results
Pro forma revenues for year approach $77 million
Falls Church, VA — March 30, 2006 — Spectrum Sciences & Software Holdings Corp. (OTCBB: SPSC), a premier technology and technical engineering solutions company, announced today that 2005 was a record year for company revenues and that it has filed its annual report on Form 10-K with the Securities and Exchange Commission (SEC).
On a pro forma basis, taking into account the operations of Spectrum Holdings and each of its subsidiaries for the twelve months ended December 31, 2005, the company’s consolidated revenues were $76.8 million — a 55-percent increase over total pro forma revenues of $49.6 million in 2004.
Three of the company’s subsidiaries — M&M Engineering, Coast Engine and Equipment Company, and Horne Engineering Services — were acquired during the first half of 2005. The annual report filed with the SEC presents operating results that exclude revenues booked by these subsidiaries prior to their respective acquisition dates. For SEC reporting purposes, the company’s audited full-year revenues in 2005 were $53.7 million, compared with $11.1 million in 2004 — a 384-percent increase. The company had a net loss of $4.0 million for the year ended December 31, 2005, compared with a net loss of $40.3 million in 2004. EBITDA (earnings before interest, taxes, non-cash employee/director stock options, depreciation, and amortization) for the entire year was a negative $1.6 million, compared with a negative $38.9 million in 2004.
The company’s revenues for the fourth quarter of 2005 were $22.5 million, compared with revenues of $1.1 million reported for the fourth quarter of 2004. On a pro forma basis, revenues for the fourth quarter of 2005 were 69-percent higher than the company’s pro forma revenues of $13.3 million for the comparable period in 2004. The company had a net loss of $1.1 million for the quarter ended December 31, 2005, compared with a net gain of $0.6 million for the fourth quarter of 2004. EBITDA was a negative $0.6 million for the fourth quarter of 2005, compared with a positive $0.7 million for the same period in 2004.
Earnings per share on a fully diluted basis (EPS) were a negative $0.09 for full-year 2005, compared with a negative $1.20 for 2004. This improvement in EPS resulted primarily from three factors: the acquisition of three profitable subsidiaries, a significant reduction in consulting expenses, and an increase in the weighted-average number of outstanding shares.
Spectrum Holdings Chief Financial Officer Michael M. Megless said, “The acquisitions of M&M Engineering, Coast Engine and Equipment Company, and Horne Engineering Services in 2005 had a significant, positive impact on our revenues. All three had positive operating income in the fourth quarter of 2005, as well as in the full year. The net loss we incurred in the fourth quarter was primarily a result of legal expenses, tax expenses, and employee severance payments. I fully expect the company on a consolidated basis to be profitable in 2006.”
Mr. Megless added, “We entered 2006 in a very strong position. On December 31, 2005, Spectrum Holdings had $7.7 million in cash and cash equivalents and virtually no debt, and had access to an unused $6 million line of credit. We have a diversified customer base, strategic partnerships with top-tier corporations, and the wherewithal to provide comprehensive engineering solutions on critical infrastructure projects in the U.S. and abroad. We saw strong organic revenue growth in 2005, and I expect that to continue in 2006. For example, with new management and infrastructure in place, strong market demand for our products will allow us to expand our manufacturing facilities in Florida and further increase revenues. At the same time, we are positioning ourselves for several major opportunities that have the potential to be breakthrough events for Spectrum Holdings.”
Supplemental Disclosures Regarding Non-GAAP Financial Information
To evaluate the operating performance of its business, Spectrum Sciences & Software Holdings Corp. uses certain financial measures, some of which are calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”), such as operating income (loss), and some of which are not, such as EBITDA. In order to calculate the non-GAAP measure EBITDA, the company excludes from net income (loss) the financial items that it believes are less integral to the day-to-day operations of its business. The company considers EBITDA to be an important indicator of the operational strengths and performance of its businesses, and believes the EBITDA results help improve the ability to understand the company’s operating performance and evaluate its performance in comparison to comparable periods. However, EBITDA should be considered in addition to, and not as a substitute for, operating income (loss) or any other measures of financial performance reported in accordance with GAAP. The table below reconciles EBITDA to net income (loss).
Reconciliation of Net Income (Loss) to EBITDA (thousand dollars)

	3 Months Ended		12 Months Ended
	12/31/05	12/31/04	12/31/05	12/31/04
Net Income (Loss)	(1,126)	646	(3,986)	(40,307)
Depreciation	220	62	715	176
Interest Expense (Income)	33	(166)	(20)	(125)
Tax Expense (Benefit)	266	(40)	325	(21)
Non-cash Employee/Director Stock Options	0	229	1,400	1,399
EBITDA	(607)	731	(1,566)	(38,878)

About Spectrum Sciences & Software Holdings Corp.
Spectrum Sciences & Software Holdings Corp. is a premier technology and technical engineering solutions company focused on three primary target markets — national security, energy & environment, and transportation — with an emphasis on homeland security. The company’s business offerings encompass business management services; procurement and acquisition support; design, engineering, and construction; manufacturing technologies; border and transportation security; environmental management; information analysis; and infrastructure protection. The company’s family of subsidiaries includes Horne Engineering Services, Spectrum Sciences & Software, Inc., M&M Engineering, and Coast Engine and Equipment Company. More information can be found at www.spectrumholdingscorp.com.
Forward-Looking Statements
This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements, which are other than statements of historical facts. These statements are subject to uncertainties and risks including, but not limited to, risks set forth in documents filed by the company from time to time with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by, or on behalf of, the Company, are expressly qualified by these cautionary statements and any other cautionary statements which may accompany the forward-looking statements. In addition, the Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.
Contact: Spectrum Sciences & Software Holdings Corp., Corporate Communications
William Maly, 703-564-2967, wmaly@spectrumholdingscorp.com
SOURCE: Spectrum Sciences & Software Holdings Corp.